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                                  EXHIBIT 99(A)


FOR IMMEDIATE RELEASE


                         NEWCOR, INC. AMENDS RIGHTS PLAN
                          AND REJECTS EXX INC. PROPOSAL

BLOOMFIELD HILLS, MI: August 4, 2000 -- Newcor, Inc. (Amex-NER) announced today that it has amended its rights plan to increase from 15% to 17.5% the percentage that EXX Inc. and its affiliates and associates can beneficially own of Newcor's common stock before triggering the distribution of rights, and related consequences, under Newcor's rights plan.

On July 17, 2000, EXX submitted a written proposal to the Board of Directors of Newcor proposing that EXX purchase newly issued shares of Newcor common stock in order to increase its beneficial ownership to 34.84% and acquire effective control of Newcor by controlling three Board seats and having David A. Segal, Chairman of EXX, become Chairman of the Board and CEO of Newcor. After careful consideration, the Board of Directors of Newcor rejected such proposal today as not in the best interest of Newcor shareholders. EXX and Mr. Segal were encouraged, however, to maintain an open dialogue with the Board for the purpose of providing constructive suggestions with the goal of maximizing shareholder value.

According to EXX's public filings, EXX is a Las Vegas, Nevada-based holding company engaged in the design, production and sale of "impulse toys," watches, kites, electric motors and cable pressurization equipment with net sales for the year ended December 31, 1999 of $21.2 million.

Newcor is a leading manufacturer of precision machined components and assemblies for the automotive, medium and heavy duty truck and agricultural vehicle industries and is a manufacturer of custom rubber and plastic products primarily for the automotive industry. Newcor is also a supplier of standard and custom machines and systems primarily for the automotive and appliance industries.